As filed with the Securities and Exchange Commission on August 5, 2013.

Registration No. 333-189837

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CVENT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	7372	54-1954458
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Cvent, Inc.

8180 Greensboro Dr.

9th Floor

McLean, VA 22102

(703) 226-3500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Rajeev K. Aggarwal

Chief Executive Officer

Cvent, Inc.

8180 Greensboro Dr.

9th Floor

McLean, VA 22102

(703) 226-3500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark R. Fitzgerald, Esq.

Michael C. Labriola, Esq.

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

1700 K Street, N.W., Fifth Floor

Washington, D.C. 20006

Telephone: (202) 973-8800

Facsimile: (202) 973-8899

Lawrence Samuelson General Counsel and Corporate Secretary Cvent, Inc. 8180 Greensboro Dr. 9th Floor McLean, VA 22102 Telephone: (703) 226-3500	Richard D. Truesdell, Jr., Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Telephone: (212) 450-4000 Facsimile: (212) 701-5800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

The sole purposes of this Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-189837) are to re-file Exhibits 3.2 and 10.2 to the Registration Statement and to file Exhibit 10.15 to the Registration Statement. No changes have been made to the preliminary prospectus included as a part of Part I of the Registration Statement on Form S-1 pursuant to this Amendment No. 2 to the Registration Statement. Accordingly, Part I of the Registration Statement on Form S-1 has been omitted from this amendment.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the New York Stock Exchange initial listing fee:

Amount to be Paid
Securities and Exchange Commission registration fee	$16,690
FINRA filing fee	18,854
New York Stock Exchange initial listing fee	178,000
Blue Sky fees and expenses	20,000
Printing and engraving expenses	250,000
Legal fees and expenses	1,000,000
Accounting fees and expenses	2,000,000
Transfer agent and registrar fees	15,000
Miscellaneous	51,456

Total	$3,550,000

ITEM 14. Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the Delaware General Corporation Law further provides that: (i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

In addition, the proposed form of Underwriting Agreement is expected to provide for indemnification of our directors and officers by the underwriters against certain liabilities.

Article X of our certificate of incorporation authorizes us to provide for the indemnification of directors to the fullest extent permissible under Delaware law.

Article VII of our bylaws provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

We have entered into indemnification agreements with our directors, executive officers and others, in addition to indemnification provided for in our bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

See also the undertakings set out in response to Item 17 herein.

ITEM 15. Recent Sales of Unregistered Securities

Since January 1, 2010, we have made the following sales of unregistered securities:

1. From January 1, 2010 through the date of this registration statement, we granted options under our Stock Incentive Plan to purchase an aggregate of 4,348,473 shares of our common stock to employees, having exercise prices ranging from $1.20 to $12.00 per share. Of these, options to purchase an aggregate of 386,225 shares have been cancelled without being exercised. During the period from January 1, 2010 through the date of this registration statement, an aggregate of 1,200,981 shares were issued upon the exercise of stock options, at exercise prices between $0.01 and $1.80 per share, for aggregate proceeds of approximately $1.5 million.

2. In March 2011, we granted warrants to purchase an aggregate of 328,700 shares of our common stock to nine accredited investors at a per share price of $1.80, of which 203,703 shares were issued upon the exercise of warrants for aggregate proceeds of approximately $367,000. We subsequently repurchased the warrant for the remaining 125,000 shares.

3. In July 2011, we issued an aggregate of 17,418,807 shares of our Series A preferred stock to ten accredited investors at a per share price of $7.80, for aggregate consideration of approximately $135.9 million.

4. In January 2012, we issued an aggregate of 116,925 shares of our common stock with a value of approximately $0.9 million at the time of issuance to five non-accredited investors pursuant to Rule 504 promulgated under the Securities Act of 1933, as amended.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe the transactions were exempt from the registration requirements of the Securities Act of 1933 in reliance on Section 4(2) thereof, and the rules and regulations promulgated thereunder, Regulation D thereof, and the rules and regulations promulgated thereunder, or Rule 701 thereunder, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. Certain of the recipients of securities pursuant to Item 1 above represented to us that they were accredited investors, as defined in Rule 501 promulgated under the Securities Act, and received adequate information about the registrant or had access, through their respective relationships with the registrant, to such information. The recipients of securities pursuant to Items 2 and 3 represented to us that they were accredited investors as defined in Rule 501 promulgated under the Securities Act.

ITEM 16. Exhibits and Financial Statement Schedules

(a) Exhibits

A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

(b) Financial Statement Schedule

See page F-43 of Part I for financial statement schedules included in this Registration Statement, which are incorporated by reference herein.

ITEM 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on the Fifth day of August, 2013.

Cvent, Inc.

By:	/s/ Rajeev K. Aggarwal
Rajeev K. Aggarwal Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Rajeev K. Aggarwal Rajeev K. Aggarwal	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	August 5, 2013

/s/ Peter L. Childs Peter L. Childs	Chief Financial Officer (Principal Financial and Accounting Officer)	August 5, 2013

* Sanju K. Bansal	Director	August 5, 2013

* Tony Florence	Director	August 5, 2013

* Jeffrey Lieberman	Director	August 5, 2013

* Kevin T. Parker	Director	August 5, 2013

*By:	/s/ Rajeev K. Aggarwal
Rajeev K. Aggarwal Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.

2.1*	Stock Purchase Agreement, dated June 12, 2012, by and among Registrant, CrowdCompass, Inc. and stockholders of CrowdCompass, Inc.

3.1*	Amended and Restated Certificate of Incorporation.

3.2	Form of Amended and Restated Certificate of Incorporation to be effective upon completion of this offering.

3.3*	Form of Amended and Restated Bylaws to be effective upon completion of this offering.

3.4*	Bylaws, as amended to date and as currently in effect.

4.1*	Second Amended and Restated Investors’ Rights Agreement, dated July 15, 2011, by and among Registrant and certain security holders of Registrant.

4.2*	Voting Agreement, dated July 15, 2011, by and among Registrant and certain security holders of Registrant.

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1+*	Form of Indemnification Agreement entered into between Registrant and its directors and executive officers.

10.2	Office Lease, dated as of May 17, 2006, as amended, by and between the Registrant and Greensboro Park Property Owner LLC.

10.3*	Office Leases, dated as of January 13, 2010 and May 15, 2011, by and between Cvent India Private Limited and DLF Cyber City Developers Limited.

10.4+*	Stock Incentive Plan, as amended to date.

10.5+*	Forms of Stock Option Agreement under Stock Incentive Plan.

10.6+*	2013 Equity Incentive Plan.

10.7+*	Form of Stock Option Grant Notice and Stock Option Agreement under 2013 Equity Incentive Plan.

10.8+*	Form of Restricted Stock Unit Agreement under 2013 Equity Incentive Plan.

10.9*	Third Amended and Restated Stockholders’ Agreement, dated July 15, 2011, by and among Registrant and certain security holders of Registrant.

10.10+*	Form of Stock Repurchase Agreement by and between the Registrant and each of Rajeev K. Aggarwal, Charles V. Ghoorah, David Quattrone, Dwayne J. Sye and certain other employees of the Registrant dated July 15, 2011.

10.11+*	Offer Letter by and between the Registrant and Peter L. Childs, dated October 2, 2012.

10.12*	Service Agreement, dated as of August 23, 2010, by and between the Registrant and JPS Holdings, Inc.

10.13+*	Non-Employee Director Compensation Policy.

10.14+*	Form of Restricted Stock Agreement under 2013 Equity Incentive Plan.

10.15	Office Leases by and between Cvent India and DLF Assets Private Limited.

21.1*	Subsidiaries of Registrant.

23.1*	Consent of KPMG LLP, independent registered public accounting firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

23.3*	Consent of Frost & Sullivan.

24.1	Power of Attorney (included at Page II-4).

*	Previously filed
+	Indicates management contract or compensatory plan.